                                                                      EXHIBIT 12
                         MARRIOTT INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                ($ in Millions)

                                                  Thirty-six weeks
                                                        Ended                            Fiscal Year Ended
                                                  ------------------    ----------------------------------------------------
                                                  September 12, 1997      1996       1995       1994       1993       1992
                                                  ------------------    --------   --------   --------   --------   --------
Income Before Cumulative Effect of a Change
  in Accounting Principle                                   $    227    $    306   $    247   $    200   $    159   $    134

Add/(Deduct):
  Tax on Income Before Cumulative Effect of a
    Change in Accounting-Principle                               149         196        165        142        116        103
  Fixed Charges                                                  121         142        107         84         73         72
  Interest Capitalized as Property and Equipment                 (11)         (9)        (8)        (4)        (3)        (2)
  (Income)/Loss Related to
   certain 50%-or-Less-Owned-Affiliates                            0           1          0         (2)        (1)         2

                                                            --------    --------   --------   --------   --------   --------
EARNINGS AVAILABLE FOR FIXED CHARGES                        $    486    $    636   $    511   $    420   $    344   $    309
                                                            ========    ========   ========   ========   ========   ========
Fixed Charges:
  Interest Including Amounts Capitalized as
   Property and Equipment                                   $     88    $     94   $     61   $     36   $     30   $     27
  Portion of Rental Expense Representative of
   Interest                                                       33          48         45         45         40         44
  Share of Interest Expense of
   certain 50%-or-Less-Owned-Affiliates                            0           0          1          3          3          1

                                                            --------    --------   --------   --------   --------   --------
TOTAL FIXED CHARGES                                         $    121    $    142   $    107   $     84   $     73   $     72
                                                            ========    ========   ========   ========   ========   ========

                                                            --------    --------   --------   --------   --------   --------
RATIO OF EARNINGS TO FIXED CHARGES                               4.0         4.5        4.8        5.0        4.7        4.3
                                                            ========    ========   ========   ========   ========   ========


For the purpose of computing the ratio of earnings to fixed charges as prescribed by the rules and regulations of the Commission, earnings represents income before cumulative effect of a change in accounting principle, plus, when applicable, (a) taxes on such income, (b) fixed charges, and (c) the Company's equity interest in losses of certain 50%-or-less-owned-affiliates; less (x) undistributed earnings of 50%-or-less-owned-affiliates, and (y) interest capitalized. Fixed charges represent interest (including amounts capitalized), amortization of deferred financing costs, the portion of rental expense deemed representative of interest and, when applicable, the Company's share of the interest expense of certain 50%-or-less-owned-affiliates.